UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2026

XTANT MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34951	20-5313323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Cruiser Lane Belgrade, Montana	59714
(Address of principal executive offices)	(Zip Code)

(406) 388-0480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000001 per share	XTNT	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously announced, on December 1, 2025, Xtant Medical Holdings, Inc. (the “Company”) and Surgalign SPV, Inc., a wholly owned subsidiary of the Company (together with the Company, the “Seller”), completed the sale of certain assets relating to the Company’s Coflex and CoFix products (the “Coflex/CoFix Divestiture”) to Companion Spine, LLC and one of its affiliates, Companion Spine SAS (collectively, “Companion Spine”), for a total purchase price of $17.5 million, subject to a closing inventory valuation adjustment set forth in the purchase agreement. Of the $17.5 million purchase price, $8.2 million was paid to the Seller in the form of an unsecured promissory note issued by Companion Spine to the Seller (the “Note”), which Note was scheduled to mature on January 15, 2026. Also, as previously announced, on December 1, 2025, the Company completed the sale of Paradigm Spine GmbH, a wholly owned subsidiary of the Company engaged in the operation of the Company’s hardware business outside of the United States (“Paradigm”), to Companion Spine SAS for a total purchase price of $1.7 million, subject to future adjustments for certain cash, indebtedness and net working capital adjustments. Any decrease in the purchase price for each of these divestitures as a result of the purchase price adjustments would reduce the principal amount of the Note.

On January 15, 2026, the Seller and Companion Spine amended the Note to extend the maturity date from January 15, 2026 to January 31, 2026 and amended the purchase agreement for the sale of Paradigm Spine GmbH to change the timing for payment of the $1,742,000 estimated positive purchase price adjustment under that agreement from January 15, 2026 to January 31, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Sean E. Browne
President and Chief Executive Officer

Date: January 16, 2026